EXHIBIT 99.1

FOR MORE INFORMATION Media Contact: Tyler Gronbach 919-297-1541 tyler.gronbach@dexone.com Investor Contact: Jamie Andelman 800-497-6329 invest@dexone.com
DEX ONE CORPORATION ANNOUNCES PROMOTION
OF DONNA TOWLES TO SVP OPERATIONS
CARY, N.C., Jan. 6, 2011 — Dex One Corporation (NYSE: DEXO) announced today the promotion of Donna Towles to senior vice president of operations, effective immediately. Towles, a seasoned executive with a proven track record for driving operational change, most recently served as vice president of publishing and client care.
In this newly created position, which will report to Dex One Chief Executive Officer Alfred Mockett, Towles will direct the modernization of the company’s operational systems to better support the delivery of integrated service bundles to local business customers.
“As we drive transformational change across the Dex One enterprise, having knowledgeable, experienced leaders who understand our operations and underlying systems is critically important to our success,” said Mr. Mockett. “Donna is an invaluable leader at Dex One with a strong understanding of what it takes to drive transformational change across the enterprise. We welcome Donna to the Dex One leadership team.”
During Towles’ tenure with Dex One, she has directed a number of enterprise-wide efforts to drive greater operational effectiveness and efficiencies, improve the accuracy and reliability of the company’s information systems, and develop strategies to migrate legacy processes to a more integrated operating environment.
“The opportunity to add responsibilities and help transform who we are today is very compelling,” said Ms. Towles. “I am very passionate about this business and providing industry-leading service and support to our customers. We have made significant progress modernizing many of our operational systems and look forward to continuing this work in 2011 and beyond.”
About Dex One Corporation
Dex One Corporation (NYSE: DEXO) is a leading marketing solutions company that helps local businesses reach, win and keep ready-to-buy customers. The company’s highly-skilled, locally based marketing consultants offer a wide range of marketing products and services that help businesses get found more than 1.5 billion times each year by actively shopping consumers. Dex One offers local businesses personalized marketing consulting services and exposure across a broad network of local marketing products including its “official” print, online and mobile yellow pages and search solutions, such as www.dexknows.com, as well as major search engines. For more information visit www.dexone.com.

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Certain statements contained in this press release regarding Dex One Corporation’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All forward-looking statements reflect only Dex One’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to Dex One. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause Dex One’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.